Exhibit 99.1

PRESS RELEASE

ELEVANCE HEALTH REPORTS FOURTH QUARTER

AND FULL YEAR 2022 RESULTS

•	Fourth quarter and full year GAAP net income was $3.93 and $24.81 per share

•	Fourth quarter and full year adjusted net income was $5.23* and $29.07* per share

•	Full year operating revenue grew 13.7% year-over-year to $156 billion

•	Full year operating gain grew 12.9% year-over-year to $8.5 billion

•	Medical enrollment increased 2.2 million members year-over-year to 47.5 million members

•	Quarterly dividend increased by 16% to $1.48 per share

Indianapolis, Ind. - January 25, 2023 - Elevance Health, Inc. (NYSE: ELV) reported fourth quarter and full year 2022 results reflecting strong financial performance, including double-digit growth in revenue, operating earnings, and adjusted earnings per share.

“We made considerable progress in our transformation to become a lifetime, trusted health partner in 2022,” said Gail K. Boudreaux, President and CEO. “Through strategic advancements we are making to optimize our health benefits businesses, invest in high growth opportunities, and accelerate capabilities and services, we are delivering on our commitments to our communities and all of our stakeholders. Additionally, we look forward to welcoming Blue Cross and Blue Shield of Louisiana to Elevance Health to further this commitment within a 15th Blue state. Last year marked the fifth consecutive year in which we met or exceeded our long-term adjusted earnings per share growth target, and we are well-positioned to do it again in 2023.”

The Company expects GAAP net income to be greater than $29.80 per share in 2023, and adjusted net income to be greater than $32.60 per share.

*	Refer to GAAP reconciliation tables on page 14.

CONSOLIDATED HIGHLIGHTS

Earnings Per Share: GAAP net income was $3.93 per share in the fourth quarter, including net negative adjustment items of $1.30 per share. Adjusted net income was $5.23* per share. Full year GAAP net income was $24.81 per share, including net negative adjustment items of $4.26 per share. Adjusted net income was $29.07* per share.

*	Please refer to the GAAP reconciliation tables on page 14.

Membership: Medical membership totaled approximately 47.5 million as of December 31, 2022, an increase of 2.2 million, or 4.8 percent year-over-year. Government Business membership increased by 1.1 million year-over-year driven primarily by growth in the Medicaid business and organic growth in Medicare Advantage. Commercial & Specialty Business membership increased by 1.1 million year-over-year, driven primarily by strong sales to fee-based employers.

During the fourth quarter of 2022, medical membership increased by 248 thousand driven by organic growth in Medicaid, which we attribute primarily to the suspension of eligibility recertification, as well as the acquisition of Vivida Health, which added 29 thousand Medicaid members.

Operating Revenue: Operating revenue was $39.7 billion in the fourth quarter of 2022, an increase of $3.6 billion, or 10.1 percent year-over-year. Operating revenue was $155.7 billion for the full year, representing 13.7 percent growth over 2021. The increase in both the quarter and the full year was driven by higher premium revenue due to membership growth in Medicaid, growth in Medicare Advantage, as well as premium rate increases to cover overall cost trends. The increase in operating revenue was further attributable to growth in pharmacy product revenue within CarelonRx driven by growth in consumers served and higher utilization of prescription drugs.

Benefit Expense Ratio: The benefit expense ratio was 89.4 percent in the fourth quarter of 2022, a decrease of 10 basis points year-over-year. The decrease was driven by the realignment of certain quality improvement costs to match recent regulatory clarifications. Excluding the realignment, our benefit expense ratio would have increased, driven by the non-recurrence of favorable out of period adjustment items in Medicaid in the prior year quarter, partially offset by improved medical underwriting performance in our Commercial & Specialty business. The benefit expense ratio was 87.4 percent for the full year of 2022, a decrease of 10 basis points year-over-year. The decrease was primarily driven by the realignment of certain quality improvement costs. Excluding the realignment, the full year benefit expense ratio would have increased, driven by a shift in business mix toward Medicaid, which carries a higher benefit expense ratio than our commercial and Medicare health plans.

Medical claims reserves established at December 31, 2021 developed in line with the Company’s expectations as of the fourth quarter of 2022.

Days in Claims Payable: Days in Claims Payable was 47.7 days as of December 31, 2022, unchanged from September 30, 2022 and an increase of 2.5 days compared to December 31, 2021.

SG&A Expense Ratio: The SG&A expense ratio was 11.5 percent in the fourth quarter of 2022, a decrease of 20 basis points from 11.7 percent in the fourth quarter of 2021. For the full year of 2022, the SG&A expense ratio was 11.4 percent, a decrease of 20 basis points from 11.6 percent in 2021. The decrease for both the quarter and the full year was primarily driven by operating expense leverage associated with growth in operating revenue and lower business optimization charges taken in 2022 as compared to 2021, partially offset by increased spend to support growth in operations and the realignment of certain quality improvement expenses previously reported in benefit expense in the prior year periods.

Operating Cash Flow: Operating cash flow was a use of $1.5 billion, or (1.6) times net income in the fourth quarter of 2022, a decrease of $3.2 billion as compared to the prior year quarter. The year-on-year decrease was driven by the early receipt of premium payments from the Centers for Medicare and Medicaid in third quarter of 2022, which were received during the fourth quarter in 2021. For the full year 2022, operating cash flow was $8.4 billion, or 1.4 times net income.

Share Repurchase Program: During the fourth quarter of 2022, the Company repurchased 1.1 million shares of its common stock for $567 million, at a weighted average price of $497.24. For the full year of 2022, the Company repurchased 4.8 million shares of its common stock for $2.3 billion, at a weighted average price of $478.99. As of December 31, 2022, the Company had approximately $1.9 billion of Board-approved share repurchase authorization remaining.

On January 24, 2023, our Audit Committee, pursuant to authorization granted by the Board of Directors, authorized a $5.0 billion increase to the common stock repurchase program. The Company intends to utilize this authorization over a multi-year period, subject to market and industry conditions.

Cash Dividend: During the fourth quarter of 2022, the Company paid a quarterly dividend of $1.28 per share, representing a distribution of cash totaling $305 million.

On January 24, 2023, the Audit Committee of the Company’s Board of Directors declared a first quarter 2023 dividend to shareholders of $1.48 per share, an increase of 16 percent from the quarterly dividend payment in the fourth quarter. On an annualized basis, the new quarterly dividend equates to $5.92 per share. The first quarter dividend is payable on March 24, 2023, to shareholders of record at the close of business on March 10, 2023.

Investment Portfolio & Capital Position: During the fourth quarter of 2022, the Company recorded net losses of $111 million. During the fourth quarter of 2021, the Company recorded net gains of $211 million. These amounts are excluded from adjusted earnings per share.

As of December 31, 2022, the Company’s net unrealized loss position in the investment portfolio was $2.3 billion, consisting primarily of fixed maturity securities. As of December 31, 2022, cash and investments at the parent company totaled approximately $1.2 billion.

REPORTABLE SEGMENTS

Elevance Health has four reportable segments: Commercial & Specialty Business (comprised of Individual, Group risk-based, Group fee-based, and BlueCard businesses); Government Business (comprised of the Medicaid, Medicare, and Federal Health Products & Services businesses); CarelonRx (formerly IngenioRx); and Other (comprised of the Carelon companies, formerly known as our Diversified Business Group, and corporate expenses not allocated to our other reportable segments).

Elevance Health, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended December 31			Twelve Months Ended December 31
	2022	2021	Change	2022	2021	Change
Operating Revenue
Commercial & Specialty Business	$10,350	$9,905	4.5%	$41,674	$38,809	7.4%
Government Business	24,646	21,912	12.5%	96,810	82,919	16.8%
CarelonRx	7,523	6,801	10.6%	28,526	25,431	12.2%
Other	3,410	2,693	26.6%	13,294	10,250	29.7%
Eliminations	(6,262)	(5,293)	18.3%	(24,644)	(20,466)	20.4%

Total Operating Revenue[1]	$39,667	$36,018	10.1%	$155,660	$136,943	13.7%
Operating Gain (Loss)[2]
Commercial & Specialty Business	$260	$74	251.4%	$2,933	$2,753	6.5%
Government Business	644	748	(13.9)%	3,297	3,061	7.7%
CarelonRx	475	427	11.2%	1,868	1,684	10.9%
Other	(11)	(61)	NM	354	(9)	NM

Total Operating Gain[1]	$1,368	$1,188	15.2%	$8,452	$7,489	12.9%
Operating Margin
Commercial & Specialty Business	2.5%	0.7%	180 bp	7.0%	7.1%	(10) bp
Government Business	2.6%	3.4%	(80) bp	3.4%	3.7%	(30) bp
CarelonRx	6.3%	6.3%	— bp	6.5%	6.6%	(10) bp
Total Operating Margin[1]	3.4%	3.3%	10 bp	5.4%	5.5%	(10) bp

1.	See “Basis of Presentation” on page 6 herein.
2.

Operating gain for the three and twelve months ended December 31, 2022 included $39 of charges related to business optimization plans; including $20 for Commercial & Specialty Business; $16 for the Government Business; and $3 for the Other segment. Operating gain for the three and twelve months ended December 31, 2021 included $187 of charges related to business optimization plans; including $106 for Commercial & Specialty Business; $47 for the Government Business; $2 for CarelonRx; and $32 for the Other segment.

Commercial & Specialty Business: Operating gain in the Commercial & Specialty Business segment totaled $260 million in the fourth quarter of 2022, an increase of $186 million from $74 million in the fourth quarter of 2021. The increase was primarily driven by improved medical underwriting performance in our commercial risk-based business and lower business optimization expenses in the fourth quarter of 2022 as compared to the fourth quarter of 2021.

Government Business: Operating gain in the Government Business segment was $644 million in the fourth quarter of 2022, a decrease of $104 million from $748 million in the fourth quarter of 2021. The decrease was primarily driven by the non-recurrence of certain favorable out of period rate actions in Medicaid in the prior year quarter partially offset by increased gross profit in our Medicare health plans and lower business optimization expenses in the fourth quarter of 2022 as compared to the fourth quarter of 2021.

CarelonRx: Operating gain was $475 million in the fourth quarter of 2022, an increase of $48 million from $427 million in the fourth quarter of 2021. The increase was driven by higher prescription volumes associated with growth in integrated medical and standalone pharmacy customers.

Other: The Company reported an operating loss of $11 million in the Other segment for the fourth quarter of 2022, an improvement of $50 million from an operating loss of $61 million in the prior year quarter, driven by growth in Carelon’s affiliated and unaffiliated earnings.

Basis of Presentation

1.

Operating revenue and operating gain/loss are the key measures used by management to evaluate performance in each of its reporting segments, allocate resources, set incentive compensation targets and to forecast future operating performance. Operating gain/loss is calculated as total operating revenue less benefit expense, cost of products sold and selling, general and administrative expense. It does not include net investment income, net gains/losses on financial instruments, interest expense, amortization of other intangible assets, gains/losses on extinguishment of debt or income taxes, as these items are managed in a corporate shared service environment and are not the responsibility of operating segment management. Refer to page 14 for the GAAP reconciliation tables.

2.	Operating margin is defined as operating gain divided by operating revenue.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss the company’s fourth quarter results and outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-947-9963 (Domestic)	800-396-1242 (Domestic Replay)
312-470-0178 (International)	203-369-3272 (International Replay)

The access code for today’s conference call is 3972058. There is no access code for the replay. The replay will be available from 11:30 a.m. EDT today, until the end of the day on February 24, 2023. The call will also be available through a live webcast at www.elevancehealth.com under the “Investors” link. A webcast replay will be available following the call.

Elevance Health Contacts:

Investor Relations	Media
Stephen Tanal	Leslie Porras
Stephen.Tanal@elevancehealth.com	Leslie.Porras@elevancehealth.com

About Elevance Health, Inc.

Elevance Health is a lifetime, trusted health partner fueled by its purpose to improve the health of humanity. The company supports consumers, families, and communities across the entire care journey – connecting them to the care, support, and resources they need to lead healthier lives. Elevance Health’s companies serve approximately 119 million people through a diverse portfolio of industry-leading medical, digital, pharmacy, behavioral, clinical, and complex care solutions. For more information, please visit www.elevancehealth.com or follow us @ElevanceHealth on Twitter and Elevance Health on LinkedIn.

Elevance Health, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
Medical Membership	December 31, 2022	December 31, 2021	September 30, 2022	December 31, 2021	September 30, 2022
Commercial & Specialty Business
Individual	789	759	800	4.0%	(1.4)%
Group Risk-Based	3,988	4,006	3,988	(0.4)%	—%

Commercial Risk-Based	4,777	4,765	4,788	0.3%	(0.2)%
BlueCard®	6,462	6,178	6,453	4.6%	0.1%
Group Fee-Based	20,174	19,395	20,184	4.0%	—%

Commercial Fee-Based	26,636	25,573	26,637	4.2%	—%

Total Commercial & Specialty Business	31,413	30,338	31,425	3.5%	—%
Government Business
Medicare Advantage	1,977	1,859	1,969	6.3%	0.4%
Medicare Supplement	947	952	945	(0.5)%	0.2%

Total Medicare	2,924	2,811	2,914	4.0%	0.3%
Medicaid	11,571	10,600	11,319	9.2%	2.2%
Federal Employees Health Benefits	1,623	1,625	1,625	(0.1)%	(0.1)%

Total Government Business	16,118	15,036	15,858	7.2%	1.6%

Total Medical Membership	47,531	45,374	47,283	4.8%	0.5%

Other Membership
Life and Disability Members	4,834	4,782	4,796	1.1%	0.8%
Dental Members	6,692	6,674	6,655	0.3%	0.6%
Dental Administration Members	1,586	1,491	1,577	6.4%	0.6%
Vision Members	9,813	8,031	9,628	22.2%	1.9%
Medicare Part D Standalone Members	271	438	274	(38.1)%	(1.1)%

Elevance Health, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended December 31
	2022	2021	Change
Revenues
Premiums	$33,646	$30,769	9.4%
Product revenue	4,137	3,525	17.4%
Administrative fees and other revenue	1,884	1,724	9.3%

Total operating revenue	39,667	36,018	10.1%
Net investment income	373	352	6.0%
Net (losses) gains on financial instruments	(111)	211	(152.6)%

Total revenues	39,929	36,581	9.2%
Expenses
Benefit expense	30,091	27,538	9.3%
Cost of products sold	3,646	3,070	18.8%
Selling, general and administrative expense	4,562	4,222	8.1%
Interest expense	229	200	14.5%
Amortization of other intangible assets	247	135	83.0%
Loss on extinguishment of debt	—	16	(100.0)%

Total expenses	38,775	35,181	10.2%

Income before income tax expense	1,154	1,400	(17.6)%
Income tax expense	193	275	(29.8)%

Net income	961	1,125	(14.6)%
Net (income) loss attributable to noncontrolling interests	(12)	12	NM

Shareholders’ net income	$949	$1,137	(16.5)%

Shareholders’ net income per diluted share	$3.93	$4.63	(15.1)%

Diluted shares	241.2	245.5	(1.8)%
Benefit expense as a percentage of premiums	89.4%	89.5%	(10	)bp
Selling, general and administrative expense as a percentage of total operating revenue	11.5%	11.7%	(20	)bp
Income before income tax expense as a percentage of total revenue	2.9%	3.8%	(90	)bp

“NM” = calculation not meaningful

Elevance Health, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Twelve Months Ended December 31
	2022	2021	Change
Revenues
Premiums	$133,229	$117,373	13.5%
Product revenue	14,978	12,657	18.3%
Administrative fees and other revenue	7,453	6,913	7.8%

Total operating revenue	155,660	136,943	13.7%
Net investment income	1,485	1,378	7.8%
Net (losses) gains on financial instruments	(550)	318	(273.0)%

Total revenues	156,595	138,639	13.0%
Expenses
Benefit expense	116,487	102,645	13.5%
Cost of products sold	13,035	10,895	19.6%
Selling, general and administrative expense	17,686	15,914	11.1%
Interest expense	851	798	6.6%
Amortization of other intangible assets	767	441	73.9%
Loss on extinguishment of debt	—	21	(100.0)%

Total expenses	148,826	130,714	13.9%

Income before income tax expense	7,769	7,925	(2.0)%
Income tax expense	1,750	1,830	(4.4)%

Net income	6,019	6,095	(1.2)%
Net loss attributable to noncontrolling interests	6	9	NM

Shareholders’ net income	$6,025	$6,104	(1.3)%

Shareholders’ net income per diluted share	$24.81	$24.73	0.3%

Diluted shares	242.8	246.8	(1.6)%
Benefit expense as a percentage of premiums	87.4%	87.5%	(10	)bp
Selling, general and administrative expense as a percentage of total operating revenue	11.4%	11.6%	(20	)bp
Income before income tax expense as a percentage of total revenue	5.0%	5.7%	(70	)bp

“NM” = calculation not meaningful

Elevance Health, Inc.

Consolidated Balance Sheets

(In millions)	December 31, 2022		December 31, 2021
Assets	(Unaudited	)
Current assets:
Cash and cash equivalents	$7,387		$4,880
Fixed maturity securities	25,952		26,267
Equity securities	953		1,881
Premium receivables	7,083		5,681
Self-funded receivables	4,663		4,010
Other receivables	4,298		3,749
Other current assets	5,281		4,654

Total current assets	55,617		51,122
Long-term investments:
Fixed maturity securities	752		632
Other invested assets	5,685		5,225
Property and equipment, net	4,316		3,919
Goodwill	24,383		24,228
Other intangible assets	10,315		10,615
Other noncurrent assets	1,704		1,719

Total assets	$102,772		$97,460

Liabilities and equity
Liabilities
Current liabilities:
Medical claims payable	$15,596		$13,518
Other policyholder liabilities	6,505		5,521
Unearned income	1,112		1,153
Accounts payable and accrued expenses	5,035		4,970
Short-term borrowings	265		275
Current portion of long-term debt	1,500		1,599
Other current liabilities	9,683		7,849

Total current liabilities	39,696		34,885
Long-term debt, less current portion	22,349		21,157
Reserves for future policy benefits	737		802
Deferred tax liabilities, net	2,034		2,805
Other noncurrent liabilities	1,562		1,683

Total liabilities	66,378		61,332

Shareholders’ equity
Common stock	2		2
Additional paid-in capital	9,084		9,148
Retained earnings	29,724		27,088
Accumulated other comprehensive loss	(2,503)		(178)

Total shareholders’ equity	36,307		36,060
Noncontrolling interests	87		68

Total equity	36,394		36,128

Total liabilities and equity	$102,772		$97,460

Elevance Health, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In millions)	Twelve Months Ended December 31
	2022	2021
Operating activities
Net income	$6,019	$6,095
Adjustments to reconcile net income to net cash provided by operating activities:
Net losses (gains) on financial instruments	550	(318)
Equity in net earnings of other invested assets	(293)	(562)
Depreciation and amortization	1,675	1,302
Deferred income taxes	(76)	326
Impairment of property and equipment	7	73
Share-based compensation	264	255
Changes in operating assets and liabilities:
Receivables, net	(2,510)	(2,138)
Other invested assets	11	(70)
Other assets	120	37
Policy liabilities	2,826	2,597
Unearned income	(42)	(113)
Accounts payable and other liabilities	252	719
Income taxes	(338)	140
Other, net	(66)	21

Net cash provided by operating activities	8,399	8,364
Investing activities
Purchases of investments	(24,946)	(18,669)
Proceeds from sale of investments	11,988	10,269
Maturities, calls and redemptions from investments	10,620	4,344
Changes in securities lending collateral	(301)	(956)
Purchases of subsidiaries, net of cash acquired	(649)	(3,476)
Purchases of property and equipment	(1,152)	(1,087)
Other, net	(120)	(63)

Net cash used in investing activities	(4,560)	(9,638)
Financing activities
Net (repayments of) proceeds from commercial paper borrowings	(300)	50
Net proceeds from (repayments of) short-term borrowings	(10)	275
Net proceeds from long-term borrowings	1,172	2,394
Changes in securities lending payable	302	956
Changes in bank overdrafts	933	(376)
Repurchase and retirement of common stock	(2,316)	(1,900)
Cash dividends	(1,229)	(1,104)
Proceeds from issuance of common stock under employee stock plans	182	203
Taxes paid through withholding of common stock under employee stock plans	(93)	(102)
Other, net	41	27

Net cash (used in) provided by financing activities	(1,318)	423
Effect of foreign exchange rates on cash and cash equivalents	(14)	(10)

Change in cash and cash equivalents	2,507	(861)
Cash and cash equivalents at beginning of period	4,880	5,741

Cash and cash equivalents at end of period	$7,387	$4,880

Elevance Health, Inc.

Reconciliation of Medical Claims Payable

	Years Ended December 31
	2022	2021	2020
(In millions)	(Unaudited)
Gross medical claims payable, beginning of year	$13,282	$11,135	$8,647
Ceded medical claims payable, beginning of year	(21)	(46)	(33)

Net medical claims payable, beginning of year	13,261	11,089	8,614

Business combinations and purchase adjustments	133	420	339
Net incurred medical claims:
Current year	113,414	100,440	85,094
Prior years redundancies(1)	(869)	(1,703)	(637)

Total net incurred medical claims	112,545	98,737	84,457

Net payments attributable to:
Current year medical claims	98,997	88,156	74,629
Prior years medical claims	11,600	8,829	7,692

Total net payments	110,597	96,985	82,321
Net medical claims payable, end of year	15,342	13,261	11,089
Ceded medical claims payable, end of year	6	21	46

Gross medical claims payable, end of year*	$15,348	$13,282	$11,135

Current year medical claims paid as a percentage of current year net incurred medical claims	87.3%	87.8%	87.7%
Prior year redundancies in the current year as a percentage of prior year net medical claims payable less prior year redundancies in the current year	7.0%	18.1%	8.0%
Prior year redundancies in the current year as a percentage of prior year net incurred medical claims	0.9%	2.0%	0.8%

(1)	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.
*	Excludes insurance lines other than short duration.

Elevance Health, Inc.

GAAP Reconciliation

(Unaudited)

Elevance Health, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” which are non-GAAP measures, in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. In addition to these non-GAAP measures, references are made to the measures “Operating Revenue” and “Operating Gain.” Each of these measures is provided to further aid investors in understanding and analyzing the company’s core operating results and comparing Elevance Health, Inc.’s financial results. A reconciliation of Operating Revenue to Total Revenue is set forth in the Consolidated Statements of Income herein. A reconciliation of the non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP, together with a reconciliation of reportable segments operating gain to income before income tax expense, is reported below. Prior amounts may be grouped differently to conform to current presentation.

	Three Months Ended December 31			Twelve Months Ended December 31
(In millions, except per share data)	2022	2021	Change	2022	2021	Change
Shareholders’ net income	$949	$1,137	(16.5)%	$6,025	$6,104	(1.3)%
Add / (Subtract):
Net losses (gains) on financial instruments	111	(211)		550	(318)
Amortization of other intangible assets	247	135		767	441
Loss on extinguishment of debt	—	16		—	21
Business optimization charges	39	187		39	187
BCBSA litigation settlement	(20)	—		(44)	—
Transaction and integration related costs	36	19		72	54
Litigation expenses	1	27		12	42
Tax impact of non-GAAP adjustments	(102)	(49)		(363)	(120)

Net adjustment items	312	124		1,033	307

Adjusted shareholders’ net income	$1,261	$1,261	—%	$7,058	$6,411	10.1%

Shareholders’ net income per diluted share	$3.93	$4.63	(15.1)%	$24.81	$24.73	0.3%
Add / (Subtract):
Net losses (gains) on financial instruments	0.46	(0.86)		2.27	(1.29)
Amortization of other intangible assets	1.02	0.55		3.16	1.79
Loss on extinguishment of debt	—	0.07		—	0.09
Business optimization charges	0.16	0.76		0.16	0.76
BCBSA litigation settlement	(0.08)	—		(0.18)	—
Transaction and integration related costs	0.15	0.08		0.30	0.22
Litigation expenses	—	0.11		0.05	0.17
Tax impact of non-GAAP adjustments	(0.42)	(0.20)		(1.50)	(0.49)
Rounding impact	0.01	—		—	—

Net adjustment items	1.30	0.51		4.26	1.25

Adjusted shareholders’ net income per diluted share	$5.23	$5.14	1.8%	$29.07	$25.98	11.9%

				Full Year 2023 Outlook
Shareholders’ net income per diluted share				Greater than $29.80
Add / (Subtract):
Amortization of other intangible assets				Approximately $3.63
Tax impact of non-GAAP adjustments				Approximately $(0.83)

Net adjustment items				Approximately $2.80

Adjusted shareholders’ net income per diluted share				Greater than $32.60

	Three Months Ended December 31			Twelve Months Ended December 31
(In millions)	2022	2021	Change	2022	2021	Change
Income before income tax expense	$1,154	$1,400	(17.6)%	$7,769	$7,925	(2.0)%
Net investment income	(373)	(352)		(1,485)	(1,378)
Net losses (gains) on financial instruments	111	(211)		550	(318)
Interest expense	229	200		851	798
Amortization of other intangible assets	247	135		767	441
Loss on extinguishment of debt	—	16		—	21

Reportable segments operating gain	$1,368	$1,188	15.2%	$8,452	$7,489	12.9%

2022 QUARTERLY & ANNUAL RESULTS - PRO-FORMA FOR

NEW REPORTABLE SEGMENTS

Beginning in 2023, Elevance Health will have four reportable segments: Health Benefits, the combination of our existing Commercial & Specialty Business and Government Business (comprised of Individual, Group risk-based, Group fee-based, BlueCard businesses, Medicaid, Medicare, and Federal Health Products & Services businesses); CarelonRx (formerly IngenioRx); Carelon Services, carved out from our existing Other segment (formerly known as Diversified Business Group); and Corporate & Other (comprised of businesses that do not individually meet the quantitative thresholds for an operating division as well as corporate expenses not allocated to our other reportable segments).

Elevance Health, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	1Q 2022	2Q 2022	3Q 2022	4Q 2022	2022
Operating Revenue
Health Benefits	$34,027	$34,396	$35,065	$34,996	$138,484
Carelon[2]	9,631	10,054	10,403	10,715	40,803
Corporate & Other	273	315	211	218	1,017
Eliminations	(6,045)	(6,283)	(6,054)	(6,262)	(24,644)

Total Operating Revenue[1]	$37,886	$38,482	$39,625	$39,667	$155,660
Operating Gain (Loss)[3]
Health Benefits	$1,871	$1,802	$1,653	$904	$6,230
Carelon[2]	598	592	641	492	2,323
Corporate & Other	(22)	(27)	(24)	(28)	(101)

Total Operating Gain[1]	$2,447	$2,367	$2,270	$1,368	$8,452
Operating Margin
Health Benefits	5.5%	5.2%	4.7%	2.6%	4.5%
Carelon	6.2%	5.9%	6.2%	4.6%	5.7%
Total Operating Margin[1]	6.5%	6.2%	5.7%	3.4%	5.4%

(In millions)	1Q 2022	2Q 2022	3Q 2022	4Q 2022	2022
Carelon Services - Consumers Served	104.0	104.7	105.3	105.0	105.0
CarelonRx Adjusted Scripts	73.0	76.4	76.9	82.0	308.3

1.	See “Basis of Presentation” on page 6 herein.
2.

Operating Revenue and Operating Gain for Carelon for the three months ended March 31, 2022 included $6,683 and $398 for CarelonRx; $2,948 and $200 for Carelon Services, respectively. Operating Revenue and Operating Gain for Carelon for the three months ended June 30, 2022 included $7,071 and $479 for CarelonRx; $2,983 and $113 for Carelon Services, respectively. Operating Revenue and Operating Gain for Carelon for the three months ended September 30, 2022 included $7,249 and $516 for CarelonRx; $3,154 and $125 for Carelon Services, respectively. Operating Revenue and Operating Gain for Carelon for the three months ended December 31, 2022 included $7,523 and $475 for CarelonRx; $3,192 and $17 for Carelon Services, respectively. Operating Revenue and Operating Gain for Carelon for the twelve months ended December 31, 2022 included $28,526 and $1,868 for CarelonRx; $12,277 and $455 for Carelon Services, respectively.

3.

Operating Gain for the three and twelve months ended December 31, 2022 included $39 of charges related to business optimization plans; including $36 for Health Benefits; $5 for Carelon Services; and a ($2) benefit for the Corporate & Other segment.

Elevance Health, Inc.

Financial Guidance Summary

(Unaudited)

	Full Year 2022 Actual	Full Year 2023 Outlook	Approximate Change
Year-End Medical Enrollment
Fee-Based	26,651	27,100 - 27,400	449k -749k
Risk-Based	20,880	20,300 - 21,100	(580k)-220k

Total	47,531	47,400 - 48,500	(131k) - 969k
Operating Revenue	$155.7 billion	$164 billion	Approximately $8.3 billion or 5.4%
Premium Revenue	$133.2 billion	$140 billion	Approximately $6.8 billion or 5.1%
Benefit Expense Ratio	87.4%	87.2% +/- 50 bps	(20) bps +/- 50 bps
SG&A Expense Ratio	11.4%	11.2% +/- 50 bps	(20) bps +/- 50 bps
Operating Gain	$8.5 billion	Greater than $9.35 billion	Greater than $850 million or 10.6%
Other Pre-Tax Items:
Net Investment income	$1,485 million	$1,600 million	$115 million
Interest Expense	($851) million	($1,000) million	($149) million
Amortization of Intangible Assets	($767) million	($869) million	($102) million

Net Pre-Tax Expense	($133) million	($269) million	($136) million
Effective Tax Rate	22.5%	22.0% - 24.0%	(0.5%) - 1.5%
GAAP EPS	$24.81	Greater than $29.80	20.1% or better
Adjusted EPS	$29.07	Greater than $32.60	12.1% or better
Diluted Shares	242.8 million	239 - 240 million	(1.6%) - (1.2%)
Operating Cash Flow	$8.4 billion	Greater than $7.6 billion	($0.8) billion or better
Segment Level Guidance Metrics
Operating Revenue Growth Rate
Health Benefits		Mid to upper single digit
CarelonRx		Upper single digit
Carelon Services		Low double digit
Segment Operating Margin vs. 2022
Health Benefits		Up 25-50 bps
CarelonRx		Unchanged
Carelon Services		Up 25-50 bps

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our views about future events and financial performance and are generally not historical facts. Words such as “expect,” “feel,” “believe,” “will,” “may,” “should,” “anticipate,” “intend,” “estimate,” “project,” “forecast,” “plan” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to: financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. You are also urged to carefully review and consider the various risks and other disclosures discussed in our reports filed with the U.S. Securities and Exchange Commission from time to time, which attempt to advise interested parties of the factors that affect our business. Except to the extent required by law, we do not undertake to update or revise any forward-looking statements to reflect events or circumstances occurring after the date hereof. These risks and uncertainties include, but are not limited to: trends in healthcare costs and utilization rates; reduced enrollment; our ability to secure and implement sufficient premium rates; the impact of large scale medical emergencies, such as public health epidemics and pandemics, including COVID-19, and other catastrophes; the impact of new or changes in existing federal, state and international laws or regulations, including healthcare laws and regulations, or their enforcement or application; the impact of cyber-attacks or other privacy or data security incidents or breaches or our failure to comply with any privacy or security laws or regulations, including any investigations, claims or litigation related thereto; information technology disruptions; changes in economic and market conditions, as well as regulations that may negatively affect our liquidity and investment portfolios; competitive pressures and our ability to adapt to changes in the industry and develop and implement strategic growth opportunities; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon; our ability to maintain and achieve improvement in Centers for Medicare and Medicaid Services Star ratings and other quality scores and funding risks with respect to revenue received from participation therein; a negative change in our healthcare product mix; costs and other liabilities associated with litigation, government investigations, audits or reviews; our ability to contract with providers on cost-effective and competitive terms; failure to effectively maintain and modernize our information systems; risks associated with providing pharmacy benefit management (“PBM”), healthcare and other diversified products and services, including medical malpractice or professional liability claims and non-compliance by any party with the PBM services agreement between us and CaremarkPCS Health, L.L.C.; risks associated with mergers, acquisitions, joint ventures and strategic alliances; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; possible restrictions in the payment of dividends from our subsidiaries and increases in required minimum levels of capital; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; the potential negative effect from our substantial amount of outstanding indebtedness and the risk that increased interest rates or market volatility could impact our access to or further increase the cost of financing; a downgrade in our financial strength ratings; the effects of any negative publicity related to the health benefits industry in general or us in particular; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; intense competition to attract and retain employees; risks associated with our international operations; and various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations.